MEDTOX Scientific, Inc.

2003 Annual
Shareholder Meeting
May 22, 2003



FINANCIAL HIGHLIGHTS

in thousands, except per share amounts	2002	2001	2000	1999	1998
Total Revenues	$52,024	$49,084	$42,880	$35,003	$29,575
Gross Profit	20,548	19,447	15,033	12,254	9,215
Operating Income	3,014	3,719	(1,570)	2,236	(1,624)
Net Income	*11,737	2,498	(2,561)	1,419	(2,297)
Income per share (diluted)	2.34	0.54	(0.67)	0.39	(0.66)
Stockholders' equity	34,884	22,520	15,410	12,790	11,326

**Includes $10.2 million non-cash tax benefit*



Laboratory Services Revenues
($ millions)



Drugs of Abuse
Specialty Lab Services
02
$25.1
$14.5
01
$25.3
$12.7
00
$25.0
$9.8
99
$22.1
$8.9
98
$20.5
$6.6

POC Diagnostic Device Revenue
($ millions)



02
$12.4
01
$11.1
00
$8.1
99
$4.0
98
$2.5

First Quarter

FINANCIAL HIGHLIGHTS

in thousands	2003	2002	2001
Total Revenues	$ 12,471	$ 12,351	$ 11,606
Gross Profit	$ 4,740	$ 4,906	$ 4,158
Operating Income	$ 66	$ 854	$ 703
Net Income (loss)	$ (203)	$ 485	$ 438



First Quarter



Laboratory Services Revenues
($ millions)
Drugs of Abuse
Specialty Lab Svcs
2003
5.7
3.8
2002
6
3.3
2001
6.6
2.7
0
1
2
3
4
5
6
7
8
9
10

First Quarter



POC Diagnostic Device Revenue
($ millions)
2003
2.9
2002
3
2001
2.3
0
0.5
1
1.5
2
2.5
3

First Quarter

Gross Profit

($ millions)



2003
2002
2001
4.7
4.9
4.2
3.8
4
4.2
4.4
4.6
4.8
5

DAR™

Drug Abuse Recognition

Reasons For Drug Testing

- Mandated by courts
- Condition of probation or parole
- Safety issue for staff (or public at large)
- Ability to monitor patient status during drug treatment

History of Government Market

- Large Market
- Diagnostic Testing Since Early 1990's
- Prior to 2001: Surplus in State Budgets
- 2001 – 2002: Budget Constraints Emerge
- 2003: More Severe Budget Contractions
- Dilemma – Incarceration vs. Testing
- Future: DO MORE WITH LESS

The Emergence of DAR

- Origin –
  - Developed out of Traffic Safety grant to create program aimed at reducing DUI's & local burglaries in Southern California
- Program Expansion:
  - Criminal Justice system in California, Oregon & Washington
- CNOA adoption (3-day Law Enforcement version)
- MEDTOX Initiative: Begin to offer 2-day Corrections & Treatment version (MEDTOX System)

Drug Abuse Recognition (DAR) Overview

- A Real Time Analytical Tool For Drug Detection
- DAR: A Formal 7-Step Screening Process
- The MEDTOX System: DAR and Devices
- The Result?
  - Reduction in testing cost
  - Trained and certified officers
  - Most efficient drug testing system available

The DAR Program

- New “view” of drug addiction and alcoholism
- Emphasizes understanding of pharmacology and addiction issues vs. “rote memorization”
- Role of Pupilometer is critical
- DAR delivers high level of admissions
- Turns criminal justice and rehabilitation personnel into sophisticated impairment evaluators

Our Experience To Date

- Presentations to 5 States
- Presentations to dozens of large counties
- “Sole Source” potential
- Future plans – 1,000 DAR information pack mailings & presentations in 2003

Summary

DAR and the MEDTOX System:

- Creates an efficient drug testing program
- Offers powerful training creating a more confident, professional law enforcement officer
- Provides officers with powerful, proven tools:
  - Human analytical tools (DAR)
  - Scientific screening tools (VERDICT-II devices)
- Reduces cost of program administration
- Provides continuing education opportunities